EXHIBIT 10.2

*** CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

FOURTH AMENDMENT TO THIRD AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS FOURTH AMENDMENT TO THIRD AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Amendment”), dated as of April 7, 2015, is entered into by and among PCM, INC., a Delaware corporation formerly known as PC Mall, Inc. (“PCM”), PCM SALES, INC., a California corporation formerly known as PC Mall Sales, Inc. (“PCM Sales”), PCM LOGISTICS, LLC, a Delaware limited liability company formerly known as AF Services, LLC (“PCM Logistics”), PCMG, INC., a Delaware corporation formerly known as PC Mall Gov, Inc. (“PCMG”), M2 MARKETPLACE, INC., a Delaware corporation formerly known as Onsale, Inc. (“M2”), ABREON, INC., a Delaware corporation formerly known as AV Acquisition, Inc. (“Abreon”), MALL ACQUISITION SUB 4 INC., a Delaware corporation (“Acquisition 4”), MALL ACQUISITION SUB 5 INC., a Delaware corporation (“Acquisition 5”), PCM BPO, LLC, a Delaware limited liability company formerly known as OSRP, LLC (“PCM BPO”), EN POINTE TECHNOLOGIES SALES, LLC, a Delaware limited liability company (“New Borrower”), and ONSALE HOLDINGS, INC., an Illinois corporation (“Holdings”), jointly and severally as co-borrowers (each a “Borrower” and collectively “Borrowers”), WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company, as administrative and collateral agent for the Lenders (in such capacity, “Agent”) and the Lenders signatory hereto.

RECITALS

A.                                Agent and the several financial institutions from time to time party to thereto as lenders (“Lenders”) and Borrowers (other than New Borrower) have previously entered into that certain Third Amended and Restated Loan and Security Agreement dated as of March 22, 2013 (as amended, modified, supplemented, extended or restated from time to time, the “Loan Agreement”), pursuant to which Agent and Lenders have made certain loans and financial accommodations available to Borrowers.  Terms used herein without definition shall have the meanings ascribed to them in the Loan Agreement.

B.                                 Borrowers have requested that Agent and the Lenders amend the Loan Agreement, which Agent and the Lenders are willing to do pursuant to the terms and conditions set forth herein.

C.                                 Borrowers are entering into this Amendment with the understanding and agreement that, except as specifically provided herein, none of Agent’s or any Lender’s rights or remedies as set forth in the Loan Agreement are being waived or modified by the terms of this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.                                    Amendments to Loan Agreement.

(a)                               The definitions of “Borrower” and “Borrowers” in the preamble of the Loan Agreement are hereby amended to include New Borrower in addition to the other Borrowers, and each reference to a “Borrower” in the Loan Agreement and the other Financing Agreements shall include New Borrower and the other Borrowers.

(b)                              The definition of “Adjusted Eurodollar Rate” in Section 1.3 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

“1.3                     Intentionally Omitted.”

(c)                               The following definition is hereby added to the Loan Agreement as Section 1.5(A):

“1.5(A)                                               “Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.”

(d)                             The following definition is hereby added to the Loan Agreement as Section 1.7(A):

“1.7(A)                                               “Applicable Margin” shall mean, on a monthly basis, the percentage points set forth below based on the “average daily amount” of Excess Availability, as determined by Agent, during the immediately preceding calendar month (such average calculated using the amount of Excess Availability as of the end of each day during the immediately preceding month):

Pricing Level	Average Excess Availability	Applicable Margin relative to Eurodollar Rate Loans	Applicable Margin relative to Prime Rate Loans
I	Less than $25,000,000	1.75%	0.00%
II	Greater than or equal to $25,000,000	1.50%	0.00%

; provided, however, that (i) from the date hereof until the end of the calendar month ending after the Fourth Amendment Effective Date, the Applicable Margin shall be the percentage points specified for Pricing Level II as set forth in this definition; (ii) after the occurrence and during the continuance of an Event of Default, the Applicable Margin shall be the percentage points specified for Pricing Level I as set forth in this definition; and (iii) if any borrowing base certificate delivered to Agent is subsequently determined to be incorrect in any material respect, Agent may increase the Applicable Margin retroactively to the beginning of the relevant month to the extent that such error caused the Applicable Margin to be different from the Applicable Margin that would have been in effect if the error was not made.”

(e)                               The definition of “Availability Reserves” in Section 1.11 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

“1.11             “Availability Reserves” shall mean, as of any date of determination, such amounts as Agent may from time to time establish and revise in its commercially reasonable discretion reducing the amount of Revolving Loans and Letter of Credit Accommodations which would otherwise be available to Borrowers under the lending formula(s) provided for herein:  (a) to reflect events, conditions, contingencies or risks which, as determined by Agent in good faith, do affect either (i) the Collateral or any other property which is security for the Obligations or its value or (ii) the security interests and other rights of Agent in the Collateral (including the enforceability, perfection and priority thereof) or (b) to reflect Agent’s good faith belief that any collateral report or financial information furnished by or on behalf of any Borrower or any Obligor to any Lender is or may have been incomplete, inaccurate or misleading in any material respect or (c) to reflect any state of facts which Agent determines in good faith constitutes or could constitute an Event of Default.  Without limiting the generality of the foregoing, Agent (i) may establish on the date hereof and maintain throughout the term of this Agreement and throughout any renewal term an Availability Reserve for an amount equal to two (2) months (or one (1) month in the case of the warehouse in Tennessee or for any location leased for 120 days or less) of Borrowers’ gross rent and other obligations as lessee for each leased premises of Borrowers which is either a warehouse location or is located in a state where a landlord may be entitled to a priority lien on Collateral to secure unpaid rent and with respect to each such property the landlord has not executed a form of waiver and consent acceptable to Agent, (ii) may establish on the date hereof and maintain throughout the term of this Agreement and throughout any renewal term an Availability Reserve for an amount equal to the greater of the Value of the Inventory subject to the security interest of any Persons who hold a security interest prior to Agent in the sale proceeds of Inventory, unless and until those Persons have released or subordinated their security interests against Borrowers in a manner satisfactory to Agent, or the sum of the Borrowers’ payables and accrued payables to Apple Computer (or such other Persons), (iii) may establish on the date hereof and maintain throughout the term of this Agreement and throughout any renewal term Availability Reserves for Letter of Credit Accommodations as provided in Section 2.2(c) hereof and without duplication of Section 2.2(c), (iv) may establish and maintain throughout the term of this Agreement and any renewal term Availability Reserves for obligations, liabilities or indebtedness (contingent or otherwise) of Borrowers to Agent or any Bank Product Provider arising under or in connection with any Bank Products or as such Affiliate or Person may otherwise require in connection therewith to the extent that such obligations, liabilities or indebtedness constitute Obligations as such term is defined herein or otherwise receive the benefit of the security interest of Agent in any Collateral, and (v) may establish and maintain throughout the term of this Agreement and any renewal term an Availability Reserve in an amount determined by Agent to estimate the next monthly payment due by Borrowers on account of the earn-out payable in connection with the acquisition of En Pointe.”

(f)                                The following definition is hereby added to the Loan Agreement as Section 1.17(A):

“1.17(A)                                       “Borrowed Money” shall mean, with respect to any Borrower or Obligor, without duplication, its (a) indebtedness that (i) arises from the lending of money by any Person to such Borrower or Obligor (other than indebtedness permitted under Section 9.9(e)), (ii) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments, (iii) accrues interest or is a type upon which interest charges are customarily paid (excluding floor plan financing consistent with current practice and trade payables, in each case, owing in the ordinary course of business), or (iv) was issued or assumed as full or partial payment for Property (other than indebtedness permitted under Section 9.9(f)); (b) capital leases; (c) reimbursement obligations with respect to letters of credit; and (d) guaranties of any indebtedness of the foregoing types owing by another Person.”

(g)                              The definition of “Business Day” in Section 1.18 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

“1.18             “Business Day” shall mean any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the State of New York or the State of California, and a day on which the Agent and each Lender are open for the transaction of business, except that if a determination of a Business Day shall relate to any Eurodollar Rate Loans, the term Business Day shall also exclude any day on which banks are closed for dealings in dollar deposits in the London interbank market or other applicable Eurodollar Rate market.”

(h)                              The definition of “Capital Expenditures” in Section 1.19 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

“1.19             “Capital Expenditures” means, with respect to any Person for any period, the aggregate of all expenditures by such Person and its subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed; provided, however, that Capital Expenditures for any Borrower shall not include the following:

(a)                               expenditures of proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties useful in the business of any Borrower;

(b)                              unfinanced expenditures (including the purchase price of equipment and building improvements) incurred prior to June 30, 2012 relating to the property located at 1940 E. Mariposa Avenue, El Segundo, CA, in an aggregate amount not to exceed $3,500,000;

(c)                               unfinanced expenditures (including the purchase price of equipment and building improvements) relating to the properties listed on Schedule 9.10 in an aggregate amount not to exceed $2,000,000 in any twelve-month period or $4,000,000 in the aggregate for all such properties;

(d)                             unfinanced expenditures (including the purchase price of equipment and building improvements) incurred during the fiscal year ending December 31, 2014 relating to the ERP upgrade and the New Albany data center build out;

(e)                               expenditures that are accounted for as capital expenditures of such person and that actually are paid for by a third party (excluding any Borrower) and for which no Borrower has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other person (whether before, during or after such period);

(f)                                the book value of any asset owned by such person prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided that (i) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period that such expenditure actually is made and (ii) such book value shall have been included in Capital Expenditures when such asset was originally acquired;

(g)                              the purchase price of equipment purchased during such period to the extent the consideration therefor consists of any combination of (i) used or surplus equipment traded in at the time of such purchase and (ii) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business;

(h)                              expenditures to the extent they are financed with the proceeds of a disposition of used, obsolete, worn out or surplus equipment or property in the ordinary course of business;

(i)                                  any expenditure made solely with the proceeds of an issuance of equity interests of a Borrower after the date hereof;

(j)                                  the purchase price of real estate acquisitions and investments permitted under this Agreement (including the committed financed portion of the purchase price for the properties listed on Schedule 9.10), together with any acquisition costs and transaction costs incurred in connection with such acquisitions and investments, and expenditures (including the purchase price of equipment and building improvements) relating to such real estate, in each case, solely to the extent made utilizing financing provided by the applicable seller or third party lender(s);

(k)                              the purchase price of real estate acquisitions and investments permitted under this Agreement, together with any acquisition costs and transaction costs incurred in connection with such acquisitions and investments, and expenditures (including the purchase price of equipment and building improvements) relating to such real estate, in each case, solely to the extent made from identifiable net proceeds of the sale or refinance of the Real Estate within 180 days of receipt by Borrowers of the net proceeds thereof; and

(l)                                  unfinanced expenditures (including the purchase price of equipment and building improvements) incurred during the fiscal year ending December 31, 2015 relating to the ERP upgrade in an aggregate amount not to exceed $4,000,000.”

(i)                                  The definition of “Commitment” in Section 1.23 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

“1.23             “Commitment” shall mean, as to any Lender, the Revolving Loan Commitment of such Lender.”

(j)                                  The following definition is hereby added to the Loan Agreement as Section 1.23(A):

1.23(A)                                              “Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.”

(k)                              The following definition is hereby added to the Loan Agreement as Section 1.31(A):

“1.31(A)                                       “Eligible Adjacent Real Estate” shall mean the Adjacent Real Estate, so long as it is acceptable to Agent in its Permitted Discretion based on the criteria set forth below.  In general, the Adjacent Real Estate shall not be Eligible Adjacent Real Estate unless: (a) it is owned by a Borrower; (b) Agent has received an appraisal report in form, scope and substance satisfactory to Agent and by an appraiser acceptable to Agent; (c) Agent is satisfied that all actions necessary or desirable in order to create a perfected first priority lien on such real property have been taken, including, the filing and recording of a deed of trust in form and substance satisfactory to Agent; (d) Agent shall have received an environmental assessment report, in form and substance satisfactory to Agent, with respect to such real property, the results of which are satisfactory to Agent;

(e) such real property is adequately protected by fully-paid valid title insurance with endorsements and in amounts acceptable to Agent, insuring that Agent, for the benefit of the Lenders, shall have a perfected first priority lien on such real property, evidence of which shall have been provided in form and substance satisfactory to Agent; and (f) Agent shall have received a letter of opinion with respect to the enforceability and perfection of the deed of trust and any related fixture filings with respect to such real property, in form and substance satisfactory to Agent.”

(l)                                  The following definition is hereby added to the Loan Agreement as Section 1.31(B):

“1.31(B)                                        “Eligible Adjacent Real Estate Sublimit” means $1,827,000; provided, however, that beginning on May 1, 2015, and on the first day of each calendar month thereafter, the Eligible Adjacent Real Estate Sublimit shall be reduced by $21,750.”

(m)                          The definition of “Eligible Inventory” in Section 1.32 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

“1.32             “Eligible Inventory” shall mean Inventory consisting of finished goods held for resale in the ordinary course of the business of Borrowers which are located at Borrowers’ warehouse location(s) or retail store(s) and which are acceptable to Agent in its Permitted Discretion based on the criteria set forth below.  In general, Eligible Inventory shall not include (a) raw materials or work-in-process; (b) components which are not part of finished goods; (c) spare parts for equipment (it being understood that parts held for sale in their then current condition shall not be deemed spare parts for these purposes); (d) packaging and shipping materials; (e) supplies and fixed assets used or consumed in Borrowers’ business; (f) Inventory at premises other than those owned or controlled by Borrowers, except if Agent shall have received an agreement in writing from the person in possession of such Inventory in form and substance satisfactory to Agent acknowledging Agent’s priority security interest in the Inventory, waiving security interests and claims by such person against the Inventory and permitting Agent access to, and the right to remain on, the premises so as to exercise Agent’s rights and remedies and otherwise deal with the Collateral; (g) Inventory in transit, unless such Inventory is (A) provided by Apple Computer and not subject to the reclamation rights of Apple Computer under Section 2.2(a) of the Apple Intercreditor Agreement or (B) in transit to one of Borrowers’ retail stores or warehouse locations under a Letter of Credit Accommodation hereunder, and the bill of lading covering such Inventory names Agent as consignee and otherwise contains terms acceptable to Agent, and all originals of such bill of lading are in the possession of Agent or another bailee acceptable to Agent; (h) Inventory subject to a security interest or lien in favor of any person other than Agent except those permitted in this Agreement; (i) bill and hold goods; (j) unserviceable or obsolete Inventory; (k) Inventory which is not subject to the valid and perfected security interest of Agent, for itself and the ratable benefit of Secured Parties;

(l) returned (except for closed box returns), damaged and/or defective Inventory; (m) Inventory purchased or sold on consignment; (n) Inventory located at service centers; (o) software, books, magazines, manuals, videos and similar Inventory; (p) Inventory purchased under a Letter of Credit Accommodation that is outstanding as contemplated in Section 2.2(c)(i) hereof; and (q) Inventory subject to the perfected security interest of IBM Credit Corporation or Hewlett-Packard Company; provided that, notwithstanding the foregoing, such Inventory subject to the perfected security interest of Hewlett-Packard Company may, if otherwise eligible pursuant to the terms hereof, constitute Eligible Inventory to the extent the Value of such Inventory exceeds the then existing accounts payable from Borrowers to Hewlett-Packard Company and its Affiliates.  Any Inventory which is not Eligible Inventory shall nevertheless be part of the Collateral.”

(n)                              The definition of “Eligible Real Estate” in Section 1.33 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

“1.33             “Eligible Real Estate” shall mean the Real Estate, so long as it is acceptable to Agent in its Permitted Discretion based on the criteria set forth below.  In general, the Real Estate shall not be Eligible Real Estate unless: (a) it is owned by a Borrower; (b) Agent has received an appraisal report in form, scope and substance satisfactory to Agent and by an appraiser acceptable to Agent; (c) Agent is satisfied that all actions necessary or desirable in order to create a perfected first priority lien on such real property have been taken, including, the filing and recording of a deed of trust in form and substance satisfactory to Agent; (d) Agent shall have received an environmental assessment report, in form and substance satisfactory to Agent, with respect to such real property, the results of which are satisfactory to Agent; (e) such real property is adequately protected by fully-paid valid title insurance with endorsements and in amounts acceptable to Agent, insuring that Agent, for the benefit of the Lenders, shall have a perfected first priority lien on such real property, evidence of which shall have been provided in form and substance satisfactory to Agent; and (f) Agent shall have received a letter of opinion with respect to the enforceability and perfection of the deed of trust and any related fixture filings with respect to such real property, in form and substance satisfactory to Agent.”

(o)                              The definition of “Eligible Real Estate Sublimit” in Section 1.34 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

“1.34             “Eligible Real Estate Sublimit” means $10,885,000; provided, however, that beginning on May 1, 2015, and on the first day of each calendar month thereafter, the Eligible Real Estate Sublimit shall be reduced by $129,583.33.”

(p)                              The following definition is hereby added to the Loan Agreement as Section 1.35(A):

“1.35(A)                                       “En Pointe” shall mean Collab9, Inc., a Delaware corporation (formerly known as En Pointe Technologies Sales, Inc.).”

(q)                              The definition of “Eurodollar Rate” in Section 1.40 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

“1.40             “Eurodollar Rate” means, for any day, the rate per annum for United States dollar deposits determined by Agent for the purpose of calculating the effective Interest Rate for loans that reference the Eurodollar Rate as the rate per annum as reported on Reuters Screen LIBOR01 page (or any successor page) in effect from time to time for the one month delivery of funds in amounts approximately equal to the principal amount of such loans (and, if any such rate is below zero, the Eurodollar Rate shall be deemed to be zero).  Borrowers understand and agree that Agent may base its determination of such rate upon such offers or other market indicators of such rate as Agent in its discretion deems appropriate.  When interest is determined in relation to the Eurodollar Rate, each change in the interest rate shall become effective each Business Day that Agent determines that the Eurodollar Rate has changed.”

(r)                                 The definition of “Eurodollar Rate Loans” in Section 1.41 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

“1.41             “Eurodollar Rate Loans” shall mean any Loans or portion thereof on which interest is payable based on the Eurodollar Rate in accordance with the terms hereof.”

(s)                                The definition of “Eurodollar Rate Margin” in Section 1.42 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

“1.42             Intentionally Omitted.”

(t)                                 The definition of “Excess Availability” in Section 1.44 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

“1.44             “Excess Availability” shall mean the amount, as determined by Agent, calculated at any time, equal to:

(a)                               the lesser of (i) the amount of the Revolving Loans available to Borrowers as of such time (based on the applicable advance rates set forth in Section 2.1(a) hereof), subject to the sublimits and Availability Reserves from time to time established by Agent hereunder and (ii) the Maximum Credit, minus

(b)                              the amount of all then outstanding and unpaid Obligations.

provided, however, that: solely for the purposes of determining (A) the Applicable Margin, to the extent the amount set forth in clause (a)(i) above exceeds the amount set forth in clause (a)(ii) above at any time, the Excess Availability as of such time shall be increased by up to Ten Million Dollars ($10,000,000) of the difference between those two (2) amounts; and (B) whether a FCCR Triggering Event has occurred (other than under clause (c) of the definition thereof), to the extent the amount set forth in clause (a)(i) above exceeds the amount set forth in clause (a)(ii) above at any time, the Excess Availability as of such time shall be increased by the difference between those two (2) amounts.”

(u)                              The following definition is hereby added to the Loan Agreement as Section 1.45(A):

“1.45(A)                                       “Excluded Swap Obligation” means, with respect to any Obligor, any Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Obligor of, or the grant by such Obligor of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Obligor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty of such Obligor or the grant of such security interest becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.”

(v)                              The definition of “FCCR Triggering Event” in Section 1.48 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

“1.48             “FCCR Triggering Event” shall mean, as of any date of determination, either (a) Excess Availability is less than $10,000,000 as of such date, (b) Average 30 Day Excess Availability is less than $18,750,000 as of such date, or (c) Excess Availability (without giving effect to the proviso contained in the definition thereof) is less than $7,500,000 for a period of five consecutive days ending on such date of determination.”

(w)                          The definition of “Final Maturity Date” in Section 1.50 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

“1.50             “Final Maturity Date” shall mean September 30, 2018.”

(x)                              The definition of “Fixed Charges” in Section 1.52 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

“1.52             “Fixed Charges” shall mean, with respect to any fiscal period and with respect to Borrowers and their subsidiaries determined on a consolidated basis in accordance with GAAP, the sum, without duplication, of (a) cash paid during such period with respect to Interest Expense, (b) principal payments in respect of Borrowed Money that are required to be paid during such period, and (c) cash paid during such period with respect to federal, state, and local income taxes.”

(y)                              The following definition is hereby added to the Loan Agreement as Section 1.53(A):

“1.53(A)                                       “Fourth Amendment” means that certain Fourth Amendment to Third Amended and Restated Loan and Security Agreement, dated as of the Fourth Amendment Effective Date, by and among Borrowers, Agent, and the Lenders.”

(z)                               The following definition is hereby added to the Loan Agreement as Section 1.53(B):

“1.53(B)                                        “Fourth Amendment Effective Date” means April 7, 2015.”

(aa)                        The definition of “Interest Period” in Section 1.62 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

“1.62             Intentionally Omitted.”

(bb)                      The following definition is hereby added to the Loan Agreement as Section 1.62(A):

“1.62(A)                                       “Interest Rate” means an interest rate equal to: (a) with respect to Eurodollar Rate Loans, the Eurodollar Rate, (b) with respect to Prime Rate Loans, the Prime Rate, and (c) with respect to Special Agent Advances and all other Obligations other than Loans, the Prime Rate.”

(cc)                        The definition of “Inventory Sublimit” in Section 1.65 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

“1.65             “Inventory Sublimit” shall mean an amount equal to Seventy Million Dollars ($70,000,000).”

(dd)                    The definition of “Loans” in Section 1.68 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

“1.68             “Loans” shall mean the Revolving Loans.”

(ee)                        The definition of “Maximum Credit” in Section 1.69 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

“1.69             “Maximum Credit” shall mean, with reference to the Revolving Loans and the Letter of Credit Accommodations, the amount of Two Hundred Fifty Million Dollars ($250,000,000), as such amount may be increased in accordance with Section 2.5 hereof.”

(ff)                          The definition of “Obligations” in Section 1.73 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

“1.73             “Obligations” shall mean (a) any and all Loans, Letter of Credit Accommodations and all other obligations, liabilities and indebtedness of every kind, nature and description owing by any or all of Borrowers to Agent or any

Lender or any issuer of a Letter of Credit Accommodation, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under this Agreement or any of the other Financing Agreements or on account of any Letter of Credit Accommodations, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any case with respect to such Borrower under the United States Bankruptcy Code or any similar statute (including the payment of interest and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, or secured or unsecured and (b) for purposes only of Sections 5, 11.5, 12.11(b), and 13.1 hereof and subject to the priority in right of payment set forth in Section 6.4 hereof, all obligations, liabilities and indebtedness of every kind, nature and description owing by any or all of Borrowers to Agent or any Bank Product Provider arising under or pursuant to any Bank Products, whether now existing or hereafter arising, provided, that, (i) the applicable Bank Product must have been provided on or after the date hereof and Agent shall have received a Bank Product Provider Letter Agreement within 10 days after the date of the provision of the applicable Bank Product to the applicable Borrower and (ii) in no event shall any Bank Product Provider acting in such capacity to whom such obligations, liabilities or indebtedness are owing be deemed a Lender for purposes hereof to the extent of and as to such obligations, liabilities or indebtedness except that each reference to the term “Lender” in Sections 12.1, 12.2, 12.3(b), 12.6, 12.7, 12.9, 12.12 and 13.6 hereof shall be deemed to include such Bank Product Provider and in no event shall the approval of any such person in its capacity as Bank Product Provider be required in connection with the release or termination of any security interest or lien of Agent; provided that, anything to the contrary contained in the foregoing notwithstanding, the Obligations shall exclude any Excluded Swap Obligation.”

(gg)                      The definition of “Prime Rate” in Section 1.82 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

“1.82             “Prime Rate” shall mean, at any time, the rate of interest most recently announced by Agent at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of Agent’s base rates, and serves as the basis upon which effective rates of interest are calculated for those loans making reference to it, and is evidenced by its recording in such internal publication or publications as Agent may designate.  Each change in the rate of interest shall become effective on the date each Prime Rate change is announced by Agent.”

(hh)                      The definition of “Prime Rate Loans” in Section 1.83 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

“1.83             “Prime Rate Loans” shall mean any Loans or portion thereof on which interest is payable based on the Prime Rate in accordance with the terms hereof.”

(ii)                              The definition of “Prime Rate Margin” in Section 1.84 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

“1.84             Intentionally Omitted.”

(jj)                              The definition of “Pro Rata Share” in Section 1.85 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

“1.85             “Pro Rata Share” shall mean:

(a)                               with respect to a Revolving Loan Lender’s obligation to make Revolving Loans and receive payments relative thereto, the fraction (expressed as a percentage) the numerator of which is such Lender’s Revolving Loan Commitment and the denominator of which is the aggregate amount of all of the Revolving Loan Commitments of Revolving Loan Lenders, as adjusted from time to time in accordance with the provisions of Section 13.5 hereof; provided, that, if the Revolving Loan Commitments have been terminated, the numerator shall be the unpaid amount of such Lender’s Revolving Loans and its interest in the Letter of Credit Accommodations and the denominator shall be the aggregate amount of all unpaid Revolving Loans and Letter of Credit Accommodations; and

(b)                              with respect to all other matters (including the indemnification obligations arising under Section 12.5 hereof), (i) prior to the Revolving Loan Commitments being terminated, the fraction (expressed as a percentage) the numerator of which is such Lender’s Revolving Loan Commitment, and the denominator of which is the aggregate amount of Revolving Loan Commitments of all Lenders, and (ii) from and after the time that the Revolving Loan Commitments have been terminated or reduced to zero, the fraction (expressed as a percentage) the numerator of which is the sum of such Lender’s Revolving Loans and its interest in the Letter of Credit Accommodations, and the denominator of which is the aggregate amount of all unpaid Revolving Loans and Letter of Credit Accommodations.”

(kk)                      The following definition is hereby added to the Loan Agreement as Section 1.87(A):

“1.87(A)                                       “Qualified ECP Guarantor” means, in respect of any Swap Obligation, each guarantor of, or grantor of a security interest to secure, the Obligations that has total assets exceeding $10,000,000 at the time the relevant guaranty, keepwell, or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.”

(ll)                              The definition of “Reference Bank” in Section 1.90 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

“1.90             Intentionally Omitted.”

(mm)              The definition of “Revolving Loan Commitment” in Section 1.95 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

“1.95             “Revolving Loan Commitment” shall mean, at any time, as to each Revolving Loan Lender, the principal amount set forth below such Lender’s signature on the signature pages to the Fourth Amendment designated as the Revolving Loan Commitment or on Schedule 1 to the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 13.5 hereof, as the same may be adjusted from time to time in accordance with the terms hereof; sometimes being collectively referred to herein as “Revolving Loan Commitments”.”

(nn)                      The following definition is hereby added to the Loan Agreement as Section 1.97(A):

“1.97(A)                                       “Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of the Fourth Amendment Effective Date, Crimea, Cuba, Iran, North Korea, Sudan and Syria).”

(oo)                      The following definition is hereby added to the Loan Agreement as Section 1.97(B):

“1.97(B)                                        “Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).”

(pp)                      The following definition is hereby added to the Loan Agreement as Section 1.97(C):

“1.97(C)                                        “Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.”

(qq)                      The following definition is hereby added to the Loan Agreement as Section 1.103(A):

“1.103(A)                               “Swap Obligation” means, with respect to any Borrower or Obligor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.”

(rr)                            The definition of “Term Loan Commitment” in Section 1.105 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

“1.105 Intentionally Omitted.”

(ss)                          The definition of “Term Loan Lenders” in Section 1.106 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

“1.106 Intentionally Omitted.”

(tt)                            The definition of “Term Loans” in Section 1.107 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

“1.107 Intentionally Omitted.”

(uu)                      The definition of “Term Notes” in Section 1.108 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

“1.108 Intentionally Omitted.”

(vv)                      Section 2.1(a) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“2.1                     Revolving Loans.

(a)                               Subject to, and upon the terms and conditions contained herein, each Revolving Loan Lender severally (and not jointly) agrees to fund its Pro Rata Share of Revolving Loans to Borrowers from time to time in amounts requested by Borrowers up to the amount equal to:

(i)                                  ninety percent (90%) of the Net Amount of Eligible Accounts, provided, that, such percentage advance rate shall be reduced by the positive difference, rounded to the nearest tenth of a percent, between (I) the dilution rate on the Accounts, as determined by Agent in good faith based on the ratio of (A) the aggregate amount of reductions in Accounts other than as a result of payments in cash, to (B) the aggregate amount of total sales, and (II) three and one-half of one percent (3.5%), and provided further, that, the total sum available under this Section 2.1(a)(i) based upon Credit Card/Check Processing Receivables shall not exceed Fifteen Million Dollars ($15,000,000) at any time; and provided further that, if Borrowers provide reports on such Credit Card/Check Processing Receivables under Section 7.1 on a daily basis, the total sum under this Section 2.1(a)(i) based upon Credit Card/Check Processing Receivables shall not exceed Twenty Million Dollars ($20,000,000) at any time; plus

(ii)                              the lesser of:

(A)                          the sum of (1) sixty percent (60%) of the Value of Eligible Inventory not consisting of office supplies (held for sale by Borrowers), refurbished Inventory, Slow Moving Inventory, or the Inventory described in clause (3) immediately below, not to exceed eighty-five percent (85%) of the Appraised Liquidation Value of such Eligible Inventory, plus (2) the lesser of Two Million Five Hundred Thousand Dollars ($2,500,000) or forty percent (40%) of the Value of Eligible Inventory consisting of office supplies (held for sale by Borrowers), refurbished Inventory or Slow Moving Inventory and not consisting of the Inventory described in clause (3) immediately below, not to exceed eighty-five percent (85%) of the Appraised Liquidation Value of such Eligible Inventory, plus (3) the sum of: (x) eighty percent (80%) of the Value of Eligible Inventory that is in its original closed box, that has been held by Borrowers no more than one hundred twenty (120) days, and for which Apple Computer, upon its repossession thereof, is committed to pay to Agent the sum of the purchase prices thereof, net of certain rebates and other allowances, pursuant to the terms and provisions of the Apple Intercreditor Agreement, plus (y) the lesser of (I) the Specified Apple Inventory Sublimit, and (II) sixty-five percent (65%) of the Value of Eligible Inventory consisting of Specified Apple Inventory that is in its original closed box and that has been held by Borrowers more than one hundred twenty (120) days, but less than two hundred forty-one (241) days; provided, that, the total sum available under this Section 2.1(a)(ii)(A) based upon Eligible Inventory that is in transit from Apple Computer to Borrowers shall not exceed Two Million Dollars ($2,000,000) at any time, unless Borrowers have provided Agent with a current borrowing base certificate (separately identifying such in-transit Eligible Inventory and with such supporting documentation acceptable to Agent and Borrowers as Agent may reasonably request), which certificates shall be in form reasonably satisfactory to Agent, in which case, for a period of five (5) Business Days after Lender’s receipt and satisfactory review of such certificates, the total sum available hereunder based upon such in-transit Eligible Inventory shall not exceed Fifteen Million Dollars ($15,000,000); or

(B)                           the Inventory Sublimit; plus

(iii)                          the lesser of:

(A)                          an amount equal to seventy percent (70%) of the “Fair Market Value” of the Eligible Real Estate as set forth in any appraisal of the Real Estate received by Agent; or

(B)                           the Eligible Real Estate Sublimit; plus

(iv)                          the lesser of:

(A)                          an amount equal to seventy percent (70%) of the “Fair Market Value” of the Eligible Adjacent Real Estate as set forth in any appraisal of the Adjacent Real Estate received by Agent; or

(B)                           the Eligible Adjacent Real Estate Sublimit; minus

(v)                              the then undrawn amounts of outstanding Letter of Credit Accommodations, multiplied by the applicable percentages as provided for in Section 2.2(c)(i) or Section 2.2(c)(ii) hereof; minus

(vi)                          any Availability Reserves.”

(ww)              Section 2.1(b)(ii) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“(ii)                       the nature and quality of the Inventory has deteriorated in any material respect.  In determining whether to reduce the lending formula(s), Agent may consider events, conditions, contingencies or risks which are also considered in determining Eligible Accounts, Eligible Inventory, Eligible Real Estate, Eligible Adjacent Real Estate, or in establishing Availability Reserves.”

(xx)                      Section 2.2(b) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“(b)                       In addition to any charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations, Borrowers shall pay to Agent for the benefit of Revolving Loan Lenders, a letter of credit fee at a per annum rate equal to the Applicable Margin relative to Eurodollar Rate Loans on the daily outstanding balance of the Letter of Credit Accommodations for the immediately preceding month (or part thereof), payable in arrears as of the first day of each succeeding month.  Notwithstanding the foregoing, such letter of credit fee shall be increased, at Agent’s option without notice, to two percent (2.00%) per annum above the then applicable rate upon the occurrence and during the continuation of an Event of Default, and for the period on or after the date of termination or non-renewal of this Agreement.  Such letter of credit fee shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed and the obligation of Borrowers to pay such fee shall survive the termination or non-renewal of this Agreement.”

(yy)                      Section 2.2(e) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“(e)                        Except in Agent’s discretion, with the consent of all Lenders, the amount of all outstanding Letter of Credit Accommodations and all other commitments and obligations made or incurred by Agent or any Lender in connection therewith shall not at any time exceed Fifty Million Dollars ($50,000,000).  At any time an Event of Default exists or has occurred and is continuing, upon Agent’s request, Borrowers will either furnish cash collateral to secure the reimbursement obligations to the issuer in connection with any Letter of Credit Accommodations or furnish cash collateral to Agent for the Letter of Credit Accommodations, and in either case, the Revolving Loans otherwise available to Borrowers shall not be reduced as provided in Section 2.2(c) to the extent of such cash collateral.”

(zz)                        Section 2.3 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“2.3                     [Reserved].”

(aaa)                 Section 2.4 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“2.4                     Commitments.  The aggregate amount of each Revolving Loan Lender’s Pro Rata Share of the Revolving Loans and Letter of Credit Accommodations shall not exceed the amount of such Lender’s Revolving Loan Commitment, as the same may from time to time be amended with the written acknowledgment of Agent and such Revolving Loan Lender.”

(bbb)              Section 2.5(a) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“(a)                        The Maximum Credit may be increased after the Fourth Amendment Effective Date (the increase that satisfies the terms and conditions of this Section, the “Approved Increase”) by an amount equal to $25,000,000 at the option of Borrowers by delivery of a written notice from Borrowers of the proposed increase to Agent if and only if (i) each of the conditions precedent set forth in Section 4.2 are satisfied as of the Increase Effective Date (as if Borrowers were requesting an extension of credit hereunder), (ii) Lenders or other Persons commit to increase or provide Commitments in an aggregate amount equal to the Approved Increase in accordance with Section 2.5(c), and (iii) Borrowers shall have (A) reached agreement with the prospective new Lenders (the “Prospective Lenders”) with respect to the amount of any supplemental closing fee to be paid to such Prospective Lenders on the Increase Effective Date and shall have communicated the amount of such supplemental closing fee to Agent (which closing fee shall not exceed 0.65%), and (B) paid any fees described in clause (A) above to Agent for the account of the Prospective Lenders and Agent, as applicable.  The notice shall specify the date on which the proposed increase is to be effective (the “Increase Effective Date”), which date shall not be less than 10 Business Days after the date of such notice.”

(ccc)                 Section 2.5(d) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“(d)                      To the extent any Revolving Loans or Letter of Credit Accommodations are outstanding on the Increase Effective Date, each of the Lenders having a Commitment prior to the Increase Effective Date (the “Pre-Increase Revolver Lenders”) shall assign to any Lender which is acquiring a new or additional Commitment on the Increase Effective Date (the “Post-Increase Revolver Lenders”), and such Post-Increase Revolver Lenders shall purchase from each Pre-Increase Revolver Lender, at the principal amount thereof, such interests in the Revolving Loans and participation interests in Letter of Credit

Accommodations on the Increase Effective Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans and participation interests in Letter of Credit Accommodations will be held by Pre-Increase Revolver Lenders and Post-Increase Revolver Lenders ratably in accordance with their Pro Rata Share (calculated under clause (b) of the definition of Pro Rata Share) after giving effect to such increased Commitments.”

(ddd)           Section 2.6 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“2.6                     Real Estate and Adjacent Real Estate.

(a)                               Notwithstanding anything to the contrary contained herein, the Real Estate may be sold or refinanced and Agent shall release its liens against the Real Estate in connection with the sale or refinance thereof, provided, that, (i) no Default or Event of Default has occurred and is continuing at the time of such sale or refinance, or would result therefrom and (ii) the proceeds of such sale or refinance are no less than the Eligible Real Estate Sublimit and the proceeds of such sale or refinance in an amount no less than the Eligible Real Estate Sublimit are remitted to Agent for application to the Obligations in accordance with Section 6.4.  Upon any refinance of the Real Estate in accordance with the foregoing, any indebtedness secured solely by the Real Estate and any lien against the Real Estate securing such indebtedness will be permitted for the purposes of Sections 9.8 and 9.9 hereof.

(b)                              Notwithstanding anything to the contrary contained herein, the Adjacent Real Estate may be sold or refinanced and Agent shall release its liens against the Adjacent Real Estate in connection with the sale or refinance thereof, provided, that, (i) no Default or Event of Default has occurred and is continuing at the time of such sale or refinance, or would result therefrom and (ii) the proceeds of such sale or refinance are no less than the Eligible Adjacent Real Estate Sublimit and the proceeds of such sale or refinance in an amount no less than the Eligible Adjacent Real Estate Sublimit are remitted to Agent for application to the Obligations in accordance with Section 6.4.  Upon any refinance of the Adjacent Real Estate in accordance with the foregoing, any indebtedness secured solely by the Adjacent Real Estate and any lien against the Adjacent Real Estate securing such indebtedness will be permitted for the purposes of Sections 9.8 and 9.9 hereof.”

(eee)                 Section 3.1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“3.1                     Interest.

(a)                               Except as provided in Sections 3.1(e) below, Borrowers shall pay to Agent, for the benefit of Lenders, interest on the outstanding principal amount of the non-contingent Obligations at a per annum rate equal to the Interest Rate plus the Applicable Margin.  Subject to Section 3.6, all Revolving Loans shall be deemed Eurodollar Rate Loans.

(b)                              Intentionally Omitted.

(c)                               Intentionally Omitted.

(d)                             Intentionally Omitted.

(e)                               Notwithstanding the foregoing, Borrowers shall pay to Agent, for the benefit of Lenders, interest, at Agent’s option, with notice to Borrowers, at a rate two (2.0%) percent per annum greater than the applicable rate(s) chargeable above on the non-contingent Obligations for the period from and after the date of termination or non-renewal hereof, or the date of the occurrence of an Event of Default, and for so long as such Event of Default is continuing as determined by Agent and until such time as Agent has received full and final payment of all such Obligations (notwithstanding entry of any judgment against Borrowers).  All interest accruing hereunder on and after the occurrence of any of the events referred to in this Section 3.1(e) shall be payable on demand.

(f)                                Interest shall be payable by Borrowers to Agent, for the benefit of Lenders, monthly in arrears not later than the first day of each calendar month and shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed.”

(fff)                    Section 3.3 of the Loan Agreement is hereby amended by deleting the text “clause (c)” therein and replacing it with the text “clause (b)”.

(ggg)              Section 3.4 of the Loan Agreement is hereby amended by deleting the text “clause (c)” therein, and replacing it with the text “clause (b)”.

(hhh)              Section 3.6 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“3.6                     Changes in Laws and Increased Costs of Loans.  In the event that (a) any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation or application thereof make it unlawful or impractical for Agent or any Lender to fund or maintain extensions of credit with interest based upon the Eurodollar Rate or to continue such funding or maintaining, or to determine or charge interest rates based upon the Eurodollar Rate, (b) Agent or any Lender determines that by reasons affecting the London Interbank Eurodollar market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate, or (c) Agent or any Lender determines that the interest rate based on the Eurodollar Rate will not adequately and fairly reflect the cost to Agent or such Lender of maintaining or funding Loans at the interest rate based upon the Eurodollar Rate, the applicable Lender shall give notice of such changed circumstances to Agent and Agent shall give notice of such changed circumstances to Borrowers and (i) interest on the principal amount of such extensions of credit thereafter shall accrue interest at a rate equal to the Prime Rate plus the Applicable Margin, and (ii) Borrowers shall not be entitled to elect the Eurodollar Rate until Agent and the Lenders determine that it would no longer be unlawful or impractical to do so or that such increased costs would no longer be applicable.”

(iii)                          Section 3.7 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“3.7                     Mitigation Obligations; Replacement of Lenders.  If any Lender requests compensation under Section 3.5 (any such Lender, an “Affected Lender”), then such Affected Lender shall use reasonable efforts to promptly designate a different one of its lending offices or to assign its rights and obligations hereunder to another of its offices or branches, if (i) in the reasonable judgment of such Affected Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 3.5 and (ii) in the reasonable judgment of such Affected Lender, such designation or assignment would not subject it to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to it.  The Borrowers agree to pay all reasonable out-of-pocket costs and expenses incurred by such Affected Lender in connection with any such designation or assignment.  If, after such reasonable efforts, such Affected Lender does not so designate a different one of its lending offices or assign its rights to another of its offices or branches so as to eliminate Borrowers’ obligation to pay any future amounts to such Affected Lender pursuant to Section 3.5, then the Borrowers (without prejudice to any amounts then due to such Affected Lender under Section 3.5) may, unless prior to the effective date of any such assignment the Affected Lender withdraws its request for such additional amounts under Section 3.5, seek a substitute Lender reasonably acceptable to Agent to purchase the Obligations owed to such Affected Lender and such Affected Lender’s Commitments hereunder (a “Replacement Lender”), and if such Replacement Lender agrees to such purchase, such Affected Lender shall assign to the Replacement Lender its Obligations and Commitments, pursuant to an Assignment and Acceptance, and upon such purchase by the Replacement Lender, such Replacement Lender shall be deemed to be a “Lender” for purposes of this Agreement and such Affected Lender shall cease to be a “Lender” for purposes of this Agreement.”

(jjj)                          A new Section 3.8 is added to the Loan Agreement to read in its entirety as follows:

“3.8                     Anti-Corruption Laws and Sanctions.  The Borrowers have implemented and maintain in effect policies and procedures designed to ensure compliance by the Borrowers, their respective Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrowers, their respective Subsidiaries and their respective officers and employees and to the knowledge of the Borrowers their respective directors and agents, are in compliance with Anti-Corruption Laws and applicable

Sanctions in all material respects.  None of (a) any Borrower, any Subsidiary or, to the knowledge of such Borrower or such Subsidiary, any of their respective directors, officers or employees, or (b) to the knowledge of any Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.   No Loan or Letter of Credit Accommodation, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.”

(kkk)              Section 5.7 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“5.7                     the Real Estate and the Adjacent Real Estate; and”

(lll)                          Section 6.4 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“6.4                     Payments.  All Obligations shall be payable to the Payment Account as provided in Section 6.3 of this Agreement or such other place as Agent may designate from time to time.  Subject to the other terms and conditions contained herein, Agent shall apply payments received or collected from any Borrower or for the account of any Borrower (including the monetary proceeds of collections or of realization upon any Collateral) as follows: first, to pay any fees, indemnities or expense reimbursements then due to Agent and Lenders from any Borrower; second, to pay interest due in respect of any Loans (and including any Special Agent Advances) or Letter of Credit Accommodations; third, to pay or prepay principal in respect of Special Agent Advances; fourth, to pay principal due in respect of the Loans, on a pro rata basis; fifth, at any time an Event of Default exists or has occurred and is continuing, to provide cash collateral for any Letter of Credit Accommodations; sixth, ratably, up to the amount of the most recently established Availability Reserve established pursuant to clause (iv) of the definition of “Availability Reserve” (and not exceeding the amounts agreed with respect thereto pursuant to the applicable Bank Product Provider Letter Agreement), to pay or prepay any Obligations arising under or pursuant to any Bank Products based upon amounts then certified by the applicable Bank Product Provider to Agent (in form and substance satisfactory to Agent) to be due and payable to such Bank Product Providers on account of Bank Products; seventh, to pay or prepay any other Obligations whether or not then due, in such order and manner as Agent determines and at any time an Event of Default exists or has occurred and is continuing, to provide cash collateral for any contingent Obligations (but not including for this purpose any Obligations arising under or pursuant to any Bank Products); and eighth, to pay or prepay any Obligations arising under or pursuant to any Bank Products and at any time an Event of Default exists or has occurred and is continuing, to provide cash collateral for any contingent Obligations arising under or pursuant to any Bank Products (based upon amounts then certified by the applicable Bank Product Provider to Agent (in form and substance satisfactory to Agent)); provided, that, so long as no Event of

Default has occurred and is continuing, proceeds generated in the ordinary course of Borrowers’ business on Accounts or Inventory will not be applied to any principal amount not yet due and payable on contingent Obligations.  At Agent’s option, all principal, interest, fees, costs, expenses and other charges provided for in this Agreement or the other Financing Agreements may be charged directly to the loan account(s) of Borrowers.  Borrowers shall make all payments to Agents and the Lenders on the Obligations free and clear of, and without deduction or withholding for or on account of, any setoff, counterclaim, defense, duties, taxes, levies, imposts, fees, deductions, withholding, restrictions or conditions of any kind.  If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Agent or any Lender is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by such Person.  Borrowers shall be liable to pay to Agent and Lenders, and do hereby indemnify and hold Agent and each Lender harmless for the amount of any payments or proceeds surrendered or returned.  This Section 6.4 shall remain effective notwithstanding any contrary action which may be taken by Agent or any Lender in reliance upon such payment or proceeds.  This Section 6.4 shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.”

(mmm)  Section 6.8 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“6.8                     Pro Rata Treatment.  Except to the extent otherwise provided in this Agreement:  (a) the making and conversion of Revolving Loans shall be made among the Revolving Loan Lenders based on their respective Pro Rate Shares as to the Revolving Loans, and (b) each payment on account of any Obligations to or for the account of one or more of Lenders in respect of any Obligations due on a particular day shall be allocated among the Lenders entitled to such payments based on their respective Pro Rata Shares and shall be distributed accordingly.”

(nnn)              Section 7.8 of the Loan Agreement is hereby amended by deleting the text “until repayment of the Term Loan or at any time an Event of Default has occurred and is continuing, “ therein.

(ooo)              Section 9.3 of the Loan Agreement is hereby amended by inserting the following as a new clause (f) after clause (e) thereof:

“(f)                         The Borrowers will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrowers, their respective Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.”

(ppp)              Section 9.6(a) of the Loan Agreement is hereby amended by deleting the text “Ten Million Dollars ($10,000,000)” therein and replacing it with the text “Twelve Million Five Hundred Thousand Dollars ($12,500,000)”.

(qqq)              Section 9.7 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“9.7                     Sale of Assets, Consolidation, Merger, Dissolution, Etc.  Each Borrower shall not, directly or indirectly, (a) merge into or with or consolidate with any other Person or permit any other Person to merge into or with or consolidate with it, provided, that (A) any Borrower may merge into or with or consolidate with any other Borrower upon not less than twenty (20) days prior written notice to Agent and (B) any Borrower may merge into or consolidate with another Person to effect a transaction permitted under Section 9.10(d) below so long as the Borrower is the surviving entity, or (b) unless otherwise consented to by Agent in writing, which consent shall not be unreasonably withheld or delayed, sell, assign, lease, transfer, abandon or otherwise dispose of any capital stock of a subsidiary or indebtedness to any other Person or any of its assets to any other Person (except for (i) sales of Inventory in the ordinary course of business, (ii) the disposition of worn-out or obsolete Equipment or Equipment no longer used in the business of such Borrower so long as (A) if an Event of Default exists or has occurred and is continuing, any proceeds are paid to Agent, for the ratable benefit of Lenders and (B) such sales for all Borrowers do not involve Equipment having an aggregate fair market value in excess of Two Million Five Hundred Thousand Dollars ($2,500,000) for all such Equipment disposed of in any single transaction or in excess of Seven Million Five Hundred Thousand Dollars ($7,500,000) for all such Equipment disposed of in any fiscal year of Borrowers, (iii) a sale of the Real Estate to the extent permitted under Section 2.6(a), (iv) a sale of the Adjacent Real Estate to the extent permitted under Section 2.6(b) and (v) any sale, assignment, lease, transfer, or other disposition of assets from a Borrower to any other Borrower), (c) form or acquire any subsidiaries (except as provided in Section 9.10(d) below), or (d) wind up, liquidate or dissolve or (e) agree to do any of the foregoing.”

(rrr)                       Section 9.9(f) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“(f)                         any obligations or indebtedness of Borrowers on account of the deferred payment of the Total Consideration (as defined in Section 9.10 hereof) or any earn-outs or similar contingent payments in connection with the acquisition of a Target (as defined in Section 9.10 hereof), to the extent permitted in Section 9.10(d) hereof; provided, however, that no payments may be made by Borrowers on account thereof (other than with respect to the earn-out payable in connection with the acquisition of En Pointe) unless both before and immediately after giving effect to such payment, Borrowers have at least $10,000,000 in Excess Availability;”

(sss)                    Section 9.9(i) of the Loan Agreement is hereby amended by deleting the text “Indebtedness” therein, and replacing it with the text “indebtedness”.

(ttt)                       Section 9.10(d)(ii) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“(ii)                       The aggregate sum of (A) the purchase price for the subject Target and any related Targets plus any other consideration payable in connection with the sale of the Target and any related Targets, excluding any earn-outs and similar contingent payments, excluding any obligations or indebtedness of the Target that are assumed (as permitted by Section 9.9 hereof) and excluding any capital stock of PCM (the “Total Consideration”) or the amount of the subject Subsidiary Investments (as applicable), plus (B) the aggregate sum of the Total Consideration for all Targets acquired by Borrowers after the date hereof shall not exceed Fifty Million Dollars ($50,000,000) during the term of this Agreement after the Fourth Amendment Effective Date and Twenty Million Dollars ($20,000,000) during any fiscal year;”

(uuu)              Section 9.10(d)(iii) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“(iii)                   As of the date of the acquisition of the subject Target and any related Targets or the making of the subject Subsidiary Investments (as applicable) and after giving effect thereto, the Average 30 Day Excess Availability would not be less than $17,000,000;”

(vvv)              Section 9.10(h) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“(h)                       Borrowers may make acquisitions of or investments in properties numbered 1 through 3 listed on Schedule 9.10, so long as (i) the aggregate amount of such acquisitions and investments, together with any acquisition costs, property improvements and purchase money financing related thereto (excluding acquisitions, investments, costs or improvements made from the identifiable net proceeds of the sale or refinance of the Real Estate within 180 days of receipt by Borrowers of the net proceeds thereof), does not exceed $20,000,000 during the term of this Agreement after the Fourth Amendment Effective Date, (ii) the Borrowers have at least $10,000,000 in Excess Availability both before and after giving effect to each such acquisition or investment, and (iii) no Event of Default has occurred and is continuing at the time of any such acquisition or investment, or would result therefrom;”

(www)  Section 9.11 of the Loan Agreement is hereby amended by deleting the text “date hereof” at the end of clause (a) thereof and replacing it with the text “Fourth Amendment Effective Date”.

(xxx)              A new Section 9.19 is added to the Loan Agreement to read in its entirety as follows:

“9.19             Use of Proceeds.  No Borrower will request any Loan or Letter of Credit Accommodation, and no Borrower shall use, and each Borrower shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan or Letter of Credit Accommodation (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States, or (C) in any manner that would result in the violation of  any Sanctions applicable to any party hereto.”

(yyy)              Section 10.1(a) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“(a)                        (i) Borrowers fail to pay when due any principal amount on the Loans, (ii) Borrowers fail to pay any other Obligations within two (2) Business Days after the same become due and payable or (iii) any Borrower or any Obligor fails to perform any of the covenants contained in this Agreement or the other Financing Agreements and such failure shall continue for thirty (30) days; provided, that, such thirty (30) day period shall not apply in the case of (A) any failure to observe any such covenant which is not capable of being cured at all or within such thirty (30) day period or which has been the subject of a prior failure within the preceding four (4) month period, (B) any failure by Borrowers to pursue a cure diligently and promptly during such thirty (30) day period, or (C) a violation of Section 9.19;”

(zzz)                 Section 11.3(b)(i) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“(i)                           the extension of the Final Maturity Date;”

(aaaa)          Section 11.3(b)(v) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“(v)                       the amendment, modification or waiver of:  (A) the terms of the following definitions or any provisions relating thereto:  Eligible Accounts, Eligible Adjacent Real Estate, Eligible Real Estate, Eligible Inventory, Excess Availability, Final Maturity Date, Maximum Credit, Required Lenders or Pro Rata Shares, or (B) any provision of Sections 6.4 or 6.8, or this Section 11.3;”

(bbbb)      Section 12.11(a) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“(a)                        Agent may, at its option, from time to time, at any time on or after an Event of Default and for so long as the same is continuing or upon any other failure of a condition precedent to the Loans and Letter of Credit

Accommodations hereunder, make such disbursements and advances (“Special Agent Advances”) which Agent, in its sole discretion, deems necessary or desirable either (i) to preserve or protect the Collateral or any portion thereof (provided that in no event shall Special Agent Advances for such purpose exceed Five Million Dollars ($5,000,000) in the aggregate outstanding at any time), provided, that, unless all Lenders otherwise agree in writing, the Special Agent Advances under this clause (i) shall not cause the aggregate outstanding principal amount of the Loans, the Letter of Credit Accommodations and such Special Agent Advances to exceed the Maximum Credit, and Agent shall make commercially reasonable arrangements with Borrowers for the repayment in full of such Special Agent Advances within a reasonable time, or (ii) to pay any other amount chargeable to any Borrower pursuant to the terms of this Agreement consisting of costs, fees and expenses and payments to any issuer of Letter of Credit Accommodations.  Special Agent Advances shall be repayable on demand and be secured by the Collateral.  Special Agent Advances shall not constitute Loans (except that they shall bear interest as if they were Prime Rate Loans) but shall otherwise constitute Obligations hereunder.  Agent shall notify each Lender and Borrowers in writing of each such Special Agent Advance, which notice shall include a description of the purpose of such Special Agent Advance.  Without limitation of its obligations pursuant to Section 6.10, each Lender agrees that it shall make available to Agent, upon Agent’s demand, in immediately available funds, the amount equal to such Lender’s Pro Rata Share of each such Special Agent Advance.  If such funds are not made available to Agent by such Lender, Agent shall be entitled to recover such funds, on demand from such Lender together with interest thereon, for each day from the date such payment was due until the date such amount is paid to Agent at the interest rate then payable by Borrowers in respect of the Revolving Loans as set forth in Section 3.1 hereof.”

(cccc)          Section 12.11(b) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“(b)                       Lenders hereby irrevocably authorize Agent, at its option and in its discretion to release any security interest in, mortgage or lien upon, any of the Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations and delivery of cash collateral to the extent required under Section 13.1 hereof, or (ii) constituting property being sold or disposed of if Borrowers certify to Agent that the sale or disposition is made in compliance with the terms hereof, including Sections 9.7 and 2.3 hereof (and Agent may rely conclusively on any such certificate, without further inquiry), or (iii) constituting property in which any Borrower or any Obligor did not own an interest at the time the security interest, mortgage or lien was granted or at any time thereafter, or (iv) having an aggregate value of less than Five Million Dollars ($5,000,000) during any calendar year, or (v) if approved, authorized or ratified in writing by all of Lenders.  Except as provided above, Agent will not release any security interest in, mortgage or lien upon, any of the Collateral without the prior written authorization of all of Lenders (and any Lender may require that the proceeds from any sale or other disposition of the Collateral to be so released be applied to the Obligations in a manner satisfactory to such Lender).  Upon request by Agent at any time, Lenders will promptly confirm in writing Agent’s authority to release particular types or items of Collateral pursuant to this Section.”

(dddd)  Section 13.1(c) of the Loan Agreement is deleted in its entirety.

(eeee)          Section 13.6 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“13.6             Participant’s Compensation.  Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.5, 6.5 and 11.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 13.5(a); provided that such Participant agrees to be subject to the provisions of Section 6.9 as if it were an assignee pursuant to Section 13.5(a).  Notwithstanding anything herein to the contrary, a Participant shall not be entitled to receive any greater payment under Section 3.5(a), 6.5 or 11.5 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent.  A Participant that would be a Non U.S.-Lender if it were a Lender shall not be entitled to the benefits of Section 6.5 unless Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrowers, to comply with Section 6.5(e) as though it were a Lender.”

(ffff)              Section 13.10 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“13.10     Amendment and Restatement.  Each of the Lenders having a Commitment prior to the date hereof (the “Pre-Amendment Lenders”) shall assign to any Lender which is acquiring a new or additional Commitment on the date hereof (the “Post-Amendment Lenders”), and such Post-Amendment Lenders shall purchase from each Pre-Amendment Lender, at the principal amount thereof, such interests in the Revolving Loans and participation interests in Letter of Credit Accommodations on the date hereof as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans and participation interests in Letter of Credit Accommodations will be held by Pre-Amendment Lenders and Post-Amendment Lenders ratably in accordance with their Pro Rata Share after giving effect to the amendments provided herein.”

(gggg)      A new Section 14.10 is added to the Loan Agreement to read in its entirety as follows:

“14.10 Keepwell.  Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other guarantor of, or grantor of a security interest to secure, the obligations to guaranty and otherwise honor all Obligations in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 14.10 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 14.10, or otherwise under the Financing Agreements, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until payment in full of the Obligations.  Each Qualified ECP Guarantor intends that this Section 14.10 constitute, and this Section 14.10 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other guarantor of, or grantor of a security interest to secure, the Obligations for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.”

(hhhh)      Each Borrower hereby agrees and acknowledges that, concurrently with the entering into of this Amendment, the Lenders will make Revolving Loans, in accordance with their Pro Rata Shares, in an amount sufficient to pay off the Term Loans, as defined in the Loan Agreement as in effect immediately prior to the date hereof, with the proceeds of such Revolving Loans to be used to repay in full such Term Loans.  Agent and each of the Lenders agrees that upon such repayment in full, each of the Term Notes, as defined in the Loan Agreement as in effect immediately prior to the date hereof, will be null and void and of no further force and effect.

2.                                    Joinder of New Borrower

(a)                               New Borrower hereby acknowledges, agrees and confirms that, by its execution of this Amendment, New Borrower will be deemed to be a “Borrower” for all purposes of the Loan Agreement and the Fee Letter and shall have all of the obligations of a Borrower thereunder as if it had executed the Loan Agreement and the Fee Letter.  New Borrower hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Loan Agreement, including without limitation (i) all of the representations and warranties of Borrowers set forth in Section 8 of the Loan Agreement, (ii) all of the covenants set forth in Sections 7 and 9 of the Loan Agreement and (iii) all of the multiple borrower provisions of Section 14 of the Loan Agreement.  Without limiting the generality of the foregoing terms of this clause (a), New Borrower, hereby agrees, jointly and severally with the other Borrowers, that it is responsible for the prompt payment and performance of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof.

(b)                              To secure payment and performance of all Obligations, New Borrower hereby grants to Agent a continuing security interest in, a lien upon, and a right of set off against, and hereby assigns to Agent as security, all Collateral owned by it, whether now owned or hereafter acquired or existing, and wherever located.

(c)                               To supplement the amendments set forth in Section 1 of this Amendment, the definition of “Information Certificates” in Section 1.68 of the Loan Agreement shall be deemed to include the Information Certificate of New Borrower attached hereto as Exhibit A in addition to the Information Certificates of the other Borrowers.

(d)                             Schedule 8.4 and Schedule 9.9 to the Loan Agreement are hereby amended and replaced with Schedule 8.4 and Schedule 9.9 attached hereto.

(e)                               New Borrower hereby represents and warrants to Agent and the Lenders the truth and accuracy as of the date hereof as though made on and as of the date hereof of all representations and warranties applicable to Borrowers in the Loan Agreement (after giving effect to the inclusions of New Borrower, its Information Certificate and the information set forth on the schedule attached hereto as set forth in clauses (a), (c) and (d) above) other than any such representations or warranties that, by their terms, are specifically made as of a date other than the date hereof.

(f)                                The address of New Borrower for purposes of Section 13.2 of the Loan Agreement is as follows:

1940 East Mariposa Avenue

El Segundo, CA 90245

3.                                    Conditions Precedent to Effectiveness of this Amendment.  This Amendment shall not become effective until all of the following conditions precedent shall have been satisfied in the sole discretion of Agent or waived by Agent:

(a)                               Agent shall have received this Amendment fully executed in a sufficient number of counterparts for distribution to all parties;

(b)                              Borrowers shall pay to Agent (i) for the benefit of Lenders party to the Loan Agreement as in effect immediately prior to the effectiveness of this Amendment (the “Existing Loan Agreement”), in accordance with their Pro Rata Shares (calculated under clause (c) of the definition of Pro Rata Share as defined in the Existing Loan Agreement), an amendment fee in an amount equal to One Hundred Thousand Dollars ($100,000), which fee shall be fully earned as of and payable on the date hereof; (ii) for the benefit of Wells Fargo Capital Finance, LLC on account of the increase to its Revolving Loan Commitment on the date hereof, $40,000, for the benefit of JPMorgan Chase Bank, N.A. on account of the increase to its Revolving Loan Commitment on the date hereof, $10,000, and for the benefit of Compass Bank on account of the addition of its Revolving Loan Commitment on the date hereof, $50,000; and (iii) for the account of Agent, as and when due and payable under the terms of that certain fee letter, dated as of the date hereof, among Borrowers and Agent, in form and substance satisfactory to Agent (the “Fourth Amendment Fee Letter”), the fees set forth in the Fourth Amendment Fee Letter, each of which fees shall be fully earned as of and payable on the date hereof;

(c)                               Agent shall have received such endorsements to its loan policy of title insurance for its respective deeds of trust against the Real Estate and Adjacent Real Estate, each as amended, as it shall reasonably request in connection with this Amendment;

(d)                             all requisite corporate or company action and proceedings of New Borrower in connection with this Amendment and the other Financing Agreements executed in connection herewith shall be satisfactory in form and substance to Agent, and Agent shall have received all information and copies of all documents of New Borrower, including, without limitation, records of requisite corporate or company action and proceedings which Agent may have requested in its Permitted Discretion in connection therewith, such documents where requested by Agent in its Permitted Discretion or its counsel to be certified by appropriate corporate or company officers or Governmental Authorities;

(e)                               Agent shall have received a certificate of a duly authorized officer of each Borrower (other than New Borrower), in form and substance satisfactory to Agent, certifying (i) that attached (or previously provided) copies of such Borrower’s organizational and governing documents are true and complete, and in full force and effect, without amendment except as shown; (ii) that an attached copy of resolutions authorizing execution and delivery of the Financing Agreements is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this Amendment; and (iii) to the title, name and signature of each Person authorized to sign the Financing Agreements;

(f)                                Agent shall have received the fully executed Seventh Amendment to Deed of Trust, Absolute Assignment of Leases and Rents, Security Agreement and Fixture Filing with respect to the Real Estate and the fully executed First Amendment to Deed of Trust, Absolute Assignment of Leases and Rents, Security Agreement and Fixture Filing with respect to the Adjacent Real Estate;

(g)                              Agent shall have received such documents as Agent may require to establish that it has a valid, perfected and first priority security interest in the Collateral held by New Borrower, including, without limitation, a Collateral Assignment of Trademarks;

(h)                              Agent shall have received an Information Certificate duly executed and delivered by New Borrower;

(i)                                  Agent shall have received, in form and substance reasonably satisfactory to Agent, and reviewed to its reasonable satisfaction, UCC, tax lien, litigation, bankruptcy and intellectual property searches from all offices that Agent deems appropriate with respect to New Borrower in its sole discretion;

(j)                                  Agent shall have received, in form and substance satisfactory to Agent, an opinion letter of counsel to Borrowers with respect to this Amendment and such other matters as Agent may reasonably request;

(k)                              Agent shall have received the Fourth Amendment Fee Letter duly executed and delivered by Borrowers;

(l)                                  Borrowers shall have Excess Availability of at least $17,000,000 after giving effect to the effectiveness of this Amendment;

(m)                          Agent shall have received evidence of insurance and loss payable endorsements with respect to the insurance policies of New Borrower; and

(n)                              Agent shall have received all other documents and legal matters in connection with the transactions contemplated by this Amendment and such documents shall have been delivered or executed or recorded and shall be in form and substance satisfactory to Agent.

4.                                    Joining Lender.  By its execution of this Amendment, Compass Bank hereby confirms and agrees that, with effect on and after the date hereof, it shall be a party to the Loan Agreement and succeed to all of the rights and be obligated to perform all of the obligations of a Lender under the Loan Agreement, including the requirements concerning confidentiality and the payment of indemnification, with a Revolving Loan Commitment in an amount equal to $25,000,000.  Compass Bank (i)(a) acknowledges that it has received a copy of the Loan Agreement and the Schedules and Exhibits thereto, together with copies of the most recent financial statements of Borrowers, and such other documents and information as it has deemed appropriate to make its own credit and legal analysis and decision to enter into this Amendment, and (b) agrees that it will, independently and without reliance upon Agent or any Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit and legal decisions in taking or not taking action under the Loan Agreement; (ii) hereby appoints and authorizes Wells Fargo Capital Finance, LLC in its capacity as Agent to take such action as agent on its behalf to exercise such powers under the Loan Agreement as are delegated to Agent; and (iii) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Agreement are required to be performed by it as a Lender.  For the avoidance of doubt, Borrowers hereby consent to Compass Bank becoming a Lender under the Credit Agreement.

5.                                    Representations and Warranties.  Each Borrower represents and warrants as follows:

(a)                               Authority.  Each Borrower has the requisite corporate power and authority to execute and deliver this Amendment, and to perform its obligations hereunder and under the Financing Agreements (as amended or modified hereby) to which it is a party.  The execution, delivery and performance by each Borrower of this Amendment have been duly approved by all necessary corporate action, have received all necessary governmental approval, if any, and do not contravene any law or any contractual restriction binding on any Borrower.  No other corporate proceedings are necessary to consummate such transactions.

(b)                              Enforceability.  This Amendment has been duly executed and delivered by each Borrower.  This Amendment and each Financing Agreement (as amended or modified hereby) is the legal, valid and binding obligation of each Borrower, enforceable against each Borrower in accordance with its terms, and is in full force and effect.

(c)                               Representations and Warranties.  The representations and warranties contained in each Financing Agreement (other than any such representations or warranties that, by their terms, are specifically made as of a date other than the date hereof) are true and correct on and as of the date hereof as though made on and as of the date hereof.

(d)                             Due Execution.  The execution, delivery and performance of this Amendment are within the power of each Borrower, have been duly authorized by all necessary corporate or company action, have received all necessary governmental approval, if any, and do not contravene any law or any contractual restrictions binding on such Borrower.

(e)                               No Default.  No event has occurred and is continuing that constitutes a Default or Event of Default.

6.                                    Choice of Law.  The validity of this Amendment, the construction, interpretation, and enforcement hereof, and the rights of the parties hereto with respect to all matters arising hereunder or related hereto shall be determined under, governed by, and construed in accordance with the laws of the State of California.

7.                                    Counterparts.  This Amendment may be executed in any number of counterparts and by different parties and separate counterparts, each of which when so executed and delivered, shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument.  Delivery of an executed counterpart of a signature page to this Amendment by telefacsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Amendment.

8.                                    Reference to and Effect on the Financing Agreements.

(a)                               Upon and after the effectiveness of this Amendment, each reference in the Loan Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Loan Agreement, and each reference in the other Financing Agreements to “the Loan Agreement”, “thereof” or words of like import referring to the Loan Agreement, shall mean and be a reference to the Loan Agreement as modified and amended hereby.

(b)                              Except as specifically set forth in this Amendment, the Loan Agreement and all other Financing Agreements, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed and shall constitute the legal, valid, binding and enforceable obligations of Borrowers to Agent and Lenders without defense, offset, claim or contribution.

(c)                               The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of Agent or any Lender under any of the Financing Agreements, nor constitute a waiver of any provision of any of the Financing Agreements.

9.                                    Ratification.  Each Borrower hereby restates, ratifies and reaffirms each and every term and condition set forth in the Loan Agreement, as amended hereby, and the other Financing Agreements effective as of the date hereof.

10.                            Estoppel.  To induce Agent and Lenders to enter into this Amendment and to induce Agent and Lenders to continue to make advances to Borrowers under the Loan Agreement, each Borrower hereby acknowledges and agrees that, after giving effect to this Amendment, as of the date hereof, there exists no Default or Event of Default.

11.                            Integration.  This Amendment is a Financing Agreement.  This Amendment, together with the other Financing Agreements, incorporates all negotiations of the parties hereto with respect to the subject matter hereof and is the final expression and agreement of the parties hereto with respect to the subject matter hereof.

12.                            Severability.  In case any provision in this Amendment shall be invalid, illegal or unenforceable, such provision shall be severable from the remainder of this Amendment and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

13.                            Submission of Amendment.  The submission of this Amendment to the parties or their agents or attorneys for review or signature does not constitute a commitment by Agent or any Lender to waive any of their respective rights and remedies under the Financing Agreements, and this Amendment shall have no binding force or effect until all of the conditions to the effectiveness of this Amendment have been satisfied as set forth herein.

14.                            Post-Closing Obligation.  Within 30 days after the date hereof (or such longer period as agreed to by the Agent in its sole discretion), Borrowers shall deliver to Agent Deposit Account Control Agreements by and among Agent, New Borrower and each bank where New Borrower has a deposit account, in each case, duly authorized, executed and delivered by such bank and New Borrower (or Agent shall be the bank’s customer with respect to such deposit account as Agent may specify).

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first above written.

BORROWERS:

PCM, INC.,
a Delaware corporation

By:	/s/ Brandon LaVerne
Name: Brandon LaVerne
Title: CFO

PCM SALES, INC.,
a California corporation

By:	/s/ Stephen W. Moss
Name: Stephen W. Moss
Title: President

PCM LOGISTICS, LLC,
a Delaware limited liability company

By:	/s/ Sean Mollet
Name: Sean Mollet
Title: President

PCMG, INC.,
a Delaware corporation

By:	/s/ Alan Bechara
Name: Alan Bechara
Title: President

BORROWERS:

M2 MARKETPLACE, INC.,
a Delaware corporation

By:	/s/ Dan DeVries
Name: Dan DeVries
Title: President

ABREON, INC.,
a Delaware corporation

By:	/s/ Howard Schapiro
Name: Howard Schapiro
Title: President

MALL ACQUISITION SUB 4 INC.,
a Delaware corporation

By:	/s/ Brandon LaVerne
Name: Brandon LaVerne
Title: President

MALL ACQUISITION SUB 5 INC.,
a Delaware corporation

By:	/s/ Brandon LaVerne
Name: Brandon LaVerne
Title: President

BORROWERS:

PCM BPO, LLC,
a Delaware limited liability company

By:	/s/ Simon Abuyounes
Name: Simon Abuyounes
Title: President/Manager

ONSALE HOLDINGS, INC.,
an Illinois corporation

By:	/s/ Sam Khulusi
Name: Sam Khulusi
Title: President

EN POINTE TECHNOLOGIES SALES, LLC,
a Delaware limited liability company

By:	/s/ Michael Rapp
Name: Michael Rapp
Title: President

AGENT AND LENDERS:	WELLS FARGO CAPITAL FINANCE, LLC,
as Agent and as a Lender

	By:	/s/ Dennis King
Name: Dennis King
Title: Vice President

Revolving Loan Commitment: $100,000,000

BANK OF AMERICA, N.A.,
as a Lender

	By:	/s/ Matthew R. Van Steenhuyse
Name: Matthew R. Van Steenhuyse
Title: Senior Vice President

Revolving Loan Commitment: $50,000,000

PNC BANK, NATIONAL ASSOCIATION
as a Lender

	By:	/s/ Steve Roberts
Name: Steve Roberts
Title: Vice President

Revolving Loan Commitment: $40,000,000

JPMORGAN CHASE BANK, N.A.,
as a Lender

	By:	/s/ Jordan Azar
Name: Jordan Azar
Title: Authorized Officer

Revolving Loan Commitment: $35,000,000

COMPASS BANK,
as a Lender

	By:	/s/ Jason Nichols
Name: Jason Nichols
Title: Senior Vice President

Revolving Loan Commitment: $25,000,000

Exhibit A

Form of Information Certificate

INFORMATION CERTIFICATE

OF

Dated:  [________]

Wells Fargo Capital Finance, LLC
2450 Colorado Avenue, Suite 3000 West
Santa Monica, CA 90404

In order to assist you in the evaluation of the financing you are considering of ______________ (the “Company”), to expedite the preparation of required documentation, and to induce you to provide financing to the Company, we represent and warrant to you the following information about the Company, its organizational structure and other matters of interest to you:

15.       The Company has been formed by filing the following document with the Secretary of State of the State of _________________:

❑                                  Certificate/Articles of Incorporation

❑                                  Certificate/Articles of Organization

❑                                  Other [specify]:________________________________

The date of formation of the Company by the filing of the document specified above with the Secretary of State was _______________.

16.       The Company was not formed by filing a document with any Secretary of State.  The Company is organized as a [specify type of organization, (e.g., general partnership, sole proprietorship, etc.)] ________________.  The Company’s governing document is a [name legal document, if one exists, (e.g., partnership agreement, etc.)]                   .

17.       The full and exact name of the Company as set forth in the document specified in Item 1 or 2, or (if no document is specified in Item 1 or 2) the full and exact legal name used in the Company’s business, is: ________________________

18.       The Company uses and owns the following trade name(s) in the operation of its business (e.g. billing, advertising, etc.; note: do not include names which are product names only):

_______________________________________

19.       The Company maintains offices, leases or owns real estate, has employees, pays taxes, or otherwise conducts business in the following States (including the State of its organization): ___________________

20.       The Company has filed the necessary documents with the Secretary of State to qualify as a foreign corporation in the following States: ___________________

21.       The Company’s authority to do business has been revoked or suspended, or the Company is otherwise not in good standing in the following States: ___________________

22.       The Company is the owner of the following licenses and permits, issued by the federal, state or local agency or authority indicated opposite thereto:

Type of License	Issuing Agency or Authority

23.       In conducting its business activities, the Company is subject to regulation by federal, state or local agencies or authorities (e.g., FDA, EPA, state or municipal liquor licensing agencies, federal or state carrier commissions, etc.) as follows:

Type of Activity	Regulatory Agency or Authority

24.       The Company has never been involved in a bankruptcy or reorganization except: [explain] _______________________________

25.       Between the date the Company was formed and now, the Company has used other names as set forth below:

Period of Time                                                                                                Prior Name

From ______________ to ______________

From ______________ to ______________

From ______________ to ______________

From ______________ to ______________

26.       Between the date the Company was formed and now, the Company has made or entered into mergers or acquisitions with other companies as set forth below:

Approximate Date	Other Entity	Description of Transaction

27.       The chief executive office of the Company is located at the street address set forth below, which is in ________________________ County, in the State of ________________________

28.       The books and records of the Company pertaining to accounts, contract rights, inventory, etc. are located at the following street address:

___________________________________________

29.       In addition to the chief executive office, the Company has inventory, equipment or other assets located at the addresses set forth below. In each case, we have noted whether the location is owned, leased or operated by third parties and the names and addresses of any mortgagee, lessor or third party operator:

Street Address with County	Company’s Interest (e.g., owner, lessee or bailee)	Name and Address of Third Party with Interest in Location (e.g., mortgagee, lessor or warehouseman)

30.       In the course of its business, the Company’s inventory and/or other assets are handled by the following customs brokers and/or freight forwarders:

Name	Address	Type of Service/Assets Handled

31.       The places of business or other locations of any assets used by the Company during the last four (4) months other than those listed above are as follows:

Street Address	City	State & Zip Code	County

32.       The Company is affiliated with, or has ownership in, the following entities (including subsidiaries):

Name of Entity	Chief Executive	Jurisdiction of	Ownership
	Office	Incorporation	Percentage or Relationship

33.       The Federal Employer Identification Number of the Company is _____________________

34.       Under the Company’s charter documents, and under the laws of the State in which the Company is organized, the shareholders, members or other equity holders do not have to consent in order for the Company to borrow money, incur debt or obligations, pledge or mortgage the property of the Company, grant a security interest in the property of the Company or guaranty the debt of obligations of another person or entity.

❑ True	❑ Incorrect [explain]:

The power to take the foregoing actions is vested exclusively in the __________________________ [name the body (e.g. Board of Directors) or person (e.g. general partner, sole Manager) that has such authority].

35.       The officers of the Company (or people performing similar functions) and their respective titles are as follows:

Title	Name

36.       The Company is governed by _____________ [insert name of governing body or person (e.g. Board of Directors, sole Manager, General Partner)]. The members of such governing body of the Company are: _________________________________

37.       The name of the stockholders, members, partners or other equity holders of the Company and their equity holdings are as follows (if equity interests are widely held indicate only equity owners with 10% or more of the equity interests):

Name	No. of Shares or Units	Ownership Percentage

38.       There are no judgments or litigation pending by or against the Company, its subsidiaries and/or affiliates or any of its officers/principals, except as follows: ________________________

39.       At the present time, there are no delinquent taxes due (including, but not limited to, all payroll taxes, personal property taxes, real estate taxes or income taxes) except as follows: ________________________

40.       The Company’s assets are owned and held free and clear of any security interests, liens or attachments, except as follows:

Lienholder	Assets Pledged	Amount of Debt Secured

41.       The Company has not guaranteed and is not otherwise liable for the obligations of others, except as follows:

Debtor	Creditor	Amount of Obligation

42.       The Company does not own or license any trademarks, patents, copyrights or other intellectual property, except as follows (indicate type of intellectual property and whether owned or licensed, registration number, date of registration, and, if licensed, the name and address of the licensor):

Type of Intellectual Property	Registration Number and Date of Registration	Owned or Licensed	Name and Address of Licensor

43.       The Company owns or uses the following materials (e.g., software, etc.) that are subject to registration with the United States Copyright Office, though at present copyright registrations have not been filed with respect to such materials: ___________________________________________________________
____________________________________________________________________________________
____________________________________________________________________________________

44.       The Company does not have any deposit or investment accounts with any bank, savings and loan or other financial institution, except as follows, for the purposes and of the types indicated:

Bank Name and	Contact Person and	Account No.	Purpose/Type
Branch Address	Phone Number

45.       The Company has no processing arrangements for credit card payments or payments made by check (e.g. Telecheck) except as follows:

Processor Name and Address	Contact Person and Phone Number	Account No.

46.       The Company owns or has registered to it the following motor vehicles, the original title certificates for which shall be delivered to Lender prior to closing:

State Where Titled and, if different, Registered	Name of Registrant as it appears on the Title Certificate	VIN	Year, Make and Model

47.       With regard to any pension or profit sharing plan: ______________________________

(a)                               A determination as to qualification has been issued.

(b)                              Funding is on a current basis and in compliance with established requirements.

48.       The Company’s fiscal year ends: _______________________________

49.       Certified Public Accountants for the Company is the firm of: _______________________________

Name:
Address:
Telephone:
Facsimile:
E-Mail:
Partner Handling Relationship:
Were statements uncertified for any fiscal year?

50.       The Company’s counsel with respect to the proposed loan transaction is the firm of:

Name:
Address:
Telephone:
Facsimile:
E-Mail:
Partner Handling Relationship:

We agree to give you prompt written notice of any change or amendment with respect to any of the foregoing information. Until you receive such notice, you will be entitled to rely in all respects on the foregoing information.

Very truly yours,

[__________________]

By:
Name:
Title:

*** CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

SCHEDULE 8.4

Other Liens

Lienholder	Borrower(s)	Assets	Amount of Debt Secured

IBM Credit LLC	PCM, Inc. PCM Sales, Inc. PCMG, Inc. M2 Marketplace, Inc. Abreon, Inc. En Pointe Technologies Sales, LLC	All assets	[* * *]
Apple Inc.	PCM Sales, Inc. PCM, Inc. PCMG, Inc. M2 Marketplace, Inc. PCM Logistics, LLC OnSale Holdings, Inc. En Pointe Technologies Sales, LLC	Inventory and all proceeds thereof	[* * *]
Hewlett-Packard Company	PCM, Inc. PCM Logistics, LLC PCM Sales, Inc. M2 Marketplace, Inc. PCMG, Inc. En Pointe Technologies Sales, LLC	Inventory, equipment and all proceeds thereof	[* * *]

*** CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

SCHEDULE 9.9

Indebtedness

Lender	Borrower(s)	Maximum Amount of Debt

IBM Credit LLC	PCM, Inc. PCM Sales, Inc. PCMG, Inc. M2 Marketplace, Inc. Abreon, Inc. En Pointe Technologies Sales, LLC	[* * *]
Apple Inc.	PCM Sales, Inc. PCM, Inc. PCMG, Inc. M2 Marketplace, Inc. PCM Logistics, LLC OnSale Holdings, Inc. En Pointe Technologies Sales, LLC	[* * *]
Hewlett-Packard Company	PCM, Inc. PCM Logistics, LLC PCM Sales, Inc. M2 Marketplace, Inc. PCMG, Inc. En Pointe Technologies Sales, LLC	[* * *]